Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
REZOLUTE, INC.

Rezolute, Inc. (the “Corporation”), a Corporation duly organized and existing under the Nevada Revised Statutes (the “NRS”), does hereby certify:

FIRST: The amendment to the Corporation’s Amended and Restated Articles of Incorporation, set forth below, was duly adopted by written consent of the Board of Directors of the Corporation on October 16, 2024 in accordance with the provisions of Section 78.390 of the NRS and was approved by the stockholders at an annual meeting of the Corporation’s stockholders, duly called and held upon notice in accordance with Sections 78.310 through 78.375 of the NRS, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SECOND: Article FOURTH, Section A of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred Sixty Five Million Four Hundred Thousand (165,400,000) shares, consisting of One Hundred Sixty Five Million (165,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and Four Hundred Thousand (400,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.”

THIRD: The foregoing amendment shall be effective on December 6, 2024 at 5:00 pm PDT.

FOURTH: Except as herein amended, the Corporation’s Amended and Restated Articles of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Amendment to be executed by a duly authorized officer on December 6, 2024.

REZOLUTE, INC.

By:	/s/ Nevan Elam
Name:	Nevan Elam
Title:	Chief Executive Officer